SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                                (Amendment no. 1)


Filed by the Registrant    [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement           [ ]  Confidential, for Use of the
[X]  Definitive Proxy Statement                 Commission Only (as permitted by
[ ]  Definitive Additional Materials            Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to
     Rule 14a-11(c) or Rule 14a-12


                       INTEGRATED DEVICE TECHNOLOGY, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


(1)  Title of each class of securities to which transactions applies:

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(2)  Aggregate number of securities to which transactions applies:

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(3)   Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)   Proposed maximum aggregate value of transaction:

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(5)   Total fee paid:

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[ ]   Fee paid previously with preliminary materials.
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[ ]   Check box if any part of the fee is offset as  provided  by  Exchange  Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)   Amount previously paid:

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


                       INTEGRATED DEVICE TECHNOLOGY, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON SEPTEMBER 22, 2000

                                ----------------


    Notice is hereby given that the 2000 Annual Meeting of the Stockholders (the "Annual Meeting") of Integrated Device Technology, Inc., a Delaware corporation (the "Company"), will be held on Friday, September 22, 2000, at 9:30 a.m., local time, at the Santa Clara Marriott Hotel located at 2700 Mission College Boulevard, Santa Clara, California, for the following purposes:

    1. To elect one Class I director for a term to expire at the 2003 Annual Meeting of Stockholders;

    2. To approve an amendment to the Company's 1994 Stock Option Plan to extend the term of the Plan from May 3, 2004 to July 26, 2010;

    3. To approve an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares issuable by the Company from 210,000,000 to 360,000,000;

    4. To ratify the selection of PricewaterhouseCoopers LLP as independent accountants of the Company for fiscal 2001; and

    5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

    Stockholders of record at the close of business on July 26, 2000 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

    The majority of the Company's outstanding shares must be represented at the Annual Meeting (in person or by proxy) to transact business. To assure a proper representation at the Annual Meeting, please mark, sign and date the enclosed proxy and mail it promptly in the enclosed self-addressed envelope. Your proxy will not be used if you revoke it either before or at the Annual Meeting.

Santa Clara, California
July 31, 2000

                                    By Order of the Board of Directors



                                    Jerry Fielder
                                    Secretary


PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT.

                                     [LOGO]


                       INTEGRATED DEVICE TECHNOLOGY, INC.
                                2975 Stender Way
                          Santa Clara, California 95054
                                 (408) 727-6116

                              --------------------

                       2000 ANNUAL MEETING OF STOCKHOLDERS
                                 PROXY STATEMENT

                              --------------------

                                  July 31, 2000

    The accompanying proxy is solicited on behalf of the Board of Directors of Integrated Device Technology, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, September 22, 2000 at 9:30 a.m., local time, or at any adjournment or postponement thereof. The Annual Meeting will be held at the Santa Clara Marriott Hotel located at 2700 Mission College Boulevard, Santa Clara, California 95054. Only holders of record of the Company's Common Stock at the close of business on July 26, 2000 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had 104,102,707 shares of Common Stock outstanding and entitled to vote. A majority of such shares, present in person or represented by proxy, will constitute a quorum for the transaction of business. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about July 31, 2000. An annual report for the fiscal year ended April 2, 2000 is enclosed with this Proxy Statement.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

    Holders of the Company's Common Stock are entitled to one vote for each share held as of the above record date, except that in the election of directors, each stockholder has cumulative voting rights and is entitled to a number of votes equal to the number of shares held by such stockholder multiplied by the number of directors to be elected. At the Annual Meeting, only one director is to be elected.

    The director will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of the director. Proposal Nos. 2, 3 and 4 each require for approval the affirmative vote of the majority of shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposals. All votes will be tabulated by the inspector of election appointed for the Annual Meeting who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards a quorum and the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum but are not counted for any purpose in determining whether a matter has been approved.

    The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, telegraph or in person. The Company has retained a proxy solicitation firm, Skinner & Co., Inc., to aid it in the solicitation process. The Company will pay that firm a fee equal to $5,000, plus expenses. Following the original mailing of the proxies and other soliciting materials, the Company will request that brokers, custodians, nominees and other record holders of the Company's Common Stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses.

                             REVOCABILITY OF PROXIES

    Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by (i) a writing delivered to the Company stating that the proxy is revoked, (ii) by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Annual Meeting or (iii) by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                      PROPOSAL NO. 1 - ELECTION OF DIRECTOR

    The Board of Directors currently consists of four members and one vacancy, divided into three classes. One Class I director is to be elected at the Annual Meeting to serve a three-year term expiring at the 2003 Annual Meeting of Stockholders or until a successor has been elected and qualified. The remaining three directors will continue to serve for the terms as set forth in the table below.

    Jerry G. Taylor has been nominated by the Board of Directors to continue to serve as a Class I director.

    Shares represented by the accompanying proxy will be voted for the election of the nominee recommended by the Board of Directors unless the proxy is marked in such a manner so as to withhold authority to vote. In the event that a nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy, or the Board of Directors may reduce the authorized number of directors in accordance with the Company's Restated Certificate of Incorporation, as amended, and its Bylaws. The Board of Directors has no reason to believe that the nominee will be unable to serve.

Directors/Nominee

    The names of the nominee and the other directors of the Company, and certain information about them, as of July 26, 2000 are set forth below:

Name                                           Age      Principal Occupation                         Director Since
----                                           ---      --------------------                         --------------
Class I Director -- Term expiring
at the 2000 Annual Meeting:

Jerry G. Taylor                                 51      Chief Executive Officer and President of          1999
                                                        the Company

Class II Directors - Term expiring
at the 2001 Annual Meeting:

Federico Faggin(1)(2)                           58      Chairman of the Board of Directors of             1992
                                                        Synaptics, Inc.

John C. Bolger(1)(2)                            53      Private investor, Corporate Director              1993

Class III Director - Term expiring
at the 2002 Annual Meeting:

Carl E. Berg                                    63      Partner, Berg & Berg Industrial                   1982
                                                        Developers

---------------
(1)  Member of the Compensation and Stock Option Committee.
(2)  Member of the Audit Committee.


    Mr. Taylor joined the Company as Vice President, Memory Products in June 1996, and was elected Executive Vice President, Manufacturing and Memory Products, in January 1998. Mr. Taylor became President and was appointed to the Board of Directors in July 1999. He was named Chief Executive Officer in
December 1999. Prior to joining the Company, Mr. Taylor held engineering positions at Mostek, Fairchild Semiconductor,

Benchmarq Microelectronics, Plano ISD and Lattice Semiconductor. Mr. Taylor was with Benchmarq Microelectronics from 1987 to 1992, with Plano ISD from 1993 to 1995 and with Lattice Semiconductor from April 1995 through June 1996.

    Mr. Faggin has been a director of the Company since 1992. Mr. Faggin is Chairman of the Board of Directors of Synaptics, Inc., a computer peripherals and software company, and since 1986 he has held various positions with Synaptics, including President, Chief Executive Officer and director. He is a director of Aptix, Inc., BOPS, Inc., Foveon, Inc., GlobeSpan, Inc. and Avanex Corporation.

    Mr. Bolger has been a director of the Company since 1993. For the past five years, Mr. Bolger has been a private investor and is a retired Vice President of Finance and Administration of Cisco Systems, Inc. Mr. Bolger is a director of Mission West Properties, Inc., Sanmina Corporation, TCSI Corporation, JNI Corporation and Wind River Systems, Inc.

    Mr. Berg has been a director of the Company since 1982. Mr. Berg has been a partner of Berg & Berg Developers, a real estate development partnership, since 1979. He is a director of Mission West Properties, Inc., Systems Research, Valence Technology, Inc. and Videonics, Inc.

Board Meetings and Committees

    The Board of Directors of the Company held a total of thirteen (13) meetings and acted by unanimous written consent three (3) times during the fiscal year ended April 2, 2000. The Board of Directors also has a Compensation and Stock Option Committee and an Audit Committee, but does not have a Nominating Committee or any committee performing this function.

    The Compensation and Stock Option Committee, composed of two outside non-employee directors, Messrs. Bolger and Faggin, determines the salaries and incentive compensation for executive officers, including the Chief Executive Officer and key personnel, and administers the Company's stock option plans, including determining the number of shares underlying options to be granted to each employee and the terms of such options. Mr. Bolger is Chair of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee held three (3) meetings during fiscal 2000 and acted by written consent twelve (12) times.

    The Audit Committee, composed of Messrs. Bolger and Faggin, recommends engagement of the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting practices and its systems of internal accounting controls. Mr. Bolger is the Chair of the Audit Committee. The Audit Committee held four (4) meetings during fiscal 2000.

    Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which such director served during fiscal 2000.

Director Compensation

    Members of the Board of Directors who are not also officers or employees of the Company are paid an annual retainer in the amount of $10,000 per fiscal year, $2,500 per quarterly board meeting attended (except telephone meetings), $1,000 per additional board meeting attended (except telephone meetings) and $500 per committee meeting attended if not conducted on the same day as a Board meeting.

    Each non-employee director is initially granted an option to purchase 20,000 shares of the Company's Common Stock on the date of such non-employee director's first election or appointment to the Board. In addition, the non-employee director who chairs the Audit Committee of the Board of Directors is granted an option to purchase 4,000 shares of the Company's Common Stock on the date of such non-employee director's first election or appointment as Chair of the Audit Committee. Initial grants which have been granted in or prior to fiscal 1999 vest 25% per year commencing on the first anniversary date of the grant and expire ten years after issuance. Initial option grants to non-employee directors after fiscal 1999 will have a term of seven years and become exercisable as to 25% of the shares subject to such options on the first anniversary of the date of grant, and then as to 1/36 of the shares each month thereafter.

    Annually after receipt of the initial grant, each non-employee director is granted an option to purchase 5,000 shares of the Company's Common Stock and an additional 1,000 shares of the Company's Common Stock if the optionee is also Chair of the Audit Committee. The annual grant for the Chair of the Audit Committee is made on the anniversary of his or her election to Chair of the Audit Committee. The annual grants for the other non-employee directors are made each year on the date of the Company's annual meeting of stockholders. Annual option grants in or prior to fiscal 1999 become fully exercisable four (4) years after the date of the grant and expire ten (10) years after the date of the Grant. Options granted after fiscal 1999 have a term of seven (7) years and become exercisable as to 25% of the shares subject to such options on the first anniversary of the date of grant, and then as to 1/36 of the remaining shares each month thereafter.



                 THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF
                             THE NOMINATED DIRECTOR




      PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO THE 1994 STOCK OPTION PLAN

    Stockholders are being asked to approve an amendment to the Company's 1994 Stock Option Plan (the "1994 Option Plan") to extend the current term of the 1994 Option Plan from May 3, 2004 to July 26, 2010. The Board of Directors of the Company approved the proposed amendment described above on July 26, 2000 to be effective upon stockholder approval.

    Below is a summary of the principal provisions of the 1994 Option Plan assuming approval of the above amendment, which summary is qualified in its entirety by reference to the full text of the 1994 Option Plan.

1994 Option Plan History

    In May 1994, the Board of Directors of the Company adopted the 1994 Option Plan and on August 25, 1994, it was approved by the stockholders of the Company. 3,250,000 shares of Common Stock were originally reserved for issuance under the 1994 Option Plan. In May 1995, the Board of Directors approved an amendment to the 1994 Option Plan to increase the number of shares reserved for issuance thereunder to 7,250,000, and on August 24, 1995 the stockholders of the Company approved the amendment. In April 1996, the Board of Directors approved an amendment to the 1994 Option Plan to increase the number of shares reserved for issuance thereunder to 10,750,000, and on August 28, 1996 the stockholders of the Company approved the amendment. In April 1997, the Board of Directors approved an amendment to the 1994 Option Plan to increase the number of shares reserved for issuance thereunder to 13,500,000, and on August 28, 1997 the stockholders of the Company approved the amendment. In addition, up to 10,000,000 shares of Common Stock issuable upon exercise of stock options available for future grant or currently outstanding pursuant to the Company's 1985 Option Plan that expire or become unexercisable for any reason without having been exercised in full are available for issuance under the 1994 Option Plan. The 1994 Option Plan was intended to replace the 1985 Option Plan, which the Board of Directors terminated upon stockholder approval of the 1994 Option Plan. The Board of Directors further amended the 1994 Stock Option Plan in January 2000 as it relates to accelerated vesting for non-employee directors in the event of a change of control as described in detail below.

Description of the 1994 Stock Option Plan

    Purpose. The purpose of the 1994 Option Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company and its affiliates, by offering them an opportunity to participate in the Company's future performance through awards of stock options. The Board of Directors believes that the use of stock options as a supplement to other forms of compensation paid by the Company is desirable to secure for the Company and its stockholders the advantages of stock ownership by participants, upon whose efforts, initiative and judgment the Company is largely dependent for the successful conduct of its business.

    Plan Terms. The 1994 Option Plan provides for the grant of incentive stock options ("ISOs") and nonstatutory stock options ("NSOs") to employees of the Company and its affiliates and the grant of NSOs to independent contractors, consultants and advisors of the Company and its affiliates, including directors. As of July 26, 2000, 4,710,832 shares were available for issuance under the 1994 Option Plan.

    The purchase price of the stock covered by all options may not be less than 100% of the fair market value of the Common Stock on the date the option is granted. The fair market value on the date of grant is defined as the closing price of the Common Stock as reported by the Nasdaq National Market on the trading day immediately preceding the date on which the fair market value is determined. If an employee owns more than 10% of the total combined voting power of all classes of the Company's stock, the exercise price of an ISO must be at least 110% of such fair market value. If any option is forfeited or terminates for any reason before being exercised, then the shares of Common Stock subject to such option shall again become available for future awards under the 1994 Option Plan.

    Plan Administration. The 1994 Option Plan is administered, subject to its terms, by the Compensation and Stock Option Committee, whose members are designated by the Board of Directors. The members of the Compensation and Stock Option Committee, John C. Bolger and Federico Faggin, are "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the terms and conditions of the 1994 Option Plan, the Stock Option Committee, in its discretion, designates those individuals who are to be granted options, whether the options will be ISOs or NSOs, the number of shares for which an option or options will be awarded, the exercise price of the option, the periods during which the option may be exercised and other terms and conditions of the option. The interpretation or construction by the Compensation and Stock Option Committee of any provision of the 1994 Option Plan or of any option granted under it is final and binding on all optionees.

    Stock Option Agreements. Each option is evidenced by a written stock option agreement adopted by the Compensation and Stock Option Committee. Each option agreement states when and the extent to which options become exercisable, and the agreements need not be uniform. Options expire not more than ten years after the date of grant (five years in the case of an ISO granted to a 10% stockholder), or sooner upon an optionee's termination of employment. With respect to options granted as ISOs, option agreements contain such other provisions as necessary to comply with Section 422 of the Code. The exercise price may be paid in cash or check or, at the discretion of the Compensation and Stock Option Committee, by delivery of fully paid shares of Common Stock of the Company that have been owned by the optionee for more than six months, by waiver of compensation due or accrued to an optionee for services rendered, through a "same day sale" or "margin commitment" with a broker-dealer that is a member of the National Association of Securities Dealers, or by any combination of the foregoing.

    Termination of Employment. Options granted under the 1994 Option Plan terminate three months after the optionee ceases to be employed by the Company unless (i) the termination of employment is due to permanent and total disability, in which case the option may, but need not, provide that it may be exercised at any time within 12 months of termination to the extent the option was exercisable on the date of termination; (ii) the optionee dies while employed by the Company or within three months after termination of employment, in which case the option may, but need not, provide that it may be exercised at any time within 18 months after death to the extent the option was exercisable on the date of death; or (iii) the option by its terms specifically provides otherwise. In no event will an option be exercisable after the expiration date of the option.

    Amendment and Termination. The Board of Directors may at any time terminate or amend the 1994 Option Plan. Rights and obligations under any award granted before amendment shall not be materially changed or adversely affected by such amendment except with the consent of the optionee. Amendments to the 1994 Option Plan are subject to the approval of the Company's stockholders only to the extent required by applicable laws, regulations or rules. The 1994 Option Plan will continue in effect (assuming approval of the proposed amendment) until July 26, 2010, subject to earlier termination by the Board of Directors.

    Accelerated Vesting. In the event of (i) a merger or acquisition in which the Company is not the surviving entity (except for a transaction to change the state in which the Company is incorporated), (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company or (iii) any other corporate reorganization or business combination that is not approved by the Board of Directors and in which the beneficial ownership of 50% or more of the Company's voting stock is transferred, all options outstanding under the 1994 Option Plan shall become fully exercisable immediately before the effective date of the transaction. Options will not become fully exercisable, however, if and to the extent that options are either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof. Upon the effective date of such transaction, all options outstanding will terminate and cease to be exercisable, except to the extent they were previously exercised or assumed by the successor corporation or its parent. In the event of (i) a tender or exchange offer that is not recommended by the Company's Board of Directors for 25% or more of the Company's voting stock by a person or related group of persons other than the Company or an affiliate of the Company or (ii) a contested election for the Board of Directors that results in a change in a majority of the Board within any period of 24 months or less, all options outstanding under the 1994 Option Plan will become fully exercisable 15 days following the effective date of such event. In such event, all options outstanding under the 1994 Option Plan will remain exercisable until the expiration or sooner termination of the option term specified in the option agreement. In the event of (i) a dissolution or liquidation of the Company, (ii) a merger in which the Company is not the surviving corporation, (iii) a sale of substantially all of the Company's assets, (iv) any other transaction which qualifies as a "corporate transaction" under Section 424 of the Code wherein the Company's stockholders give up all of their equity interest in the Company or
(v) a change in the composition of the Board of Directors by reason of a contested election in which a majority of the Board of Directors is not comprised of those individuals who were members of the Board of Directors prior to such election, then all outstanding options under the 1994 Option Plan granted to non-employee directors shall become fully vested and exercisable prior to the consummation of such event, at such times and on such conditions as the Compensation and Stock Option Committee determines. However, in the event that the Board of Directors receives notice from the Securities and Exchange Commission that such accelerated vesting for non-employee directors would preclude pooling of interests accounting treatment for any proposed business combination, and the Board of Directors desires such treatment, then the provisions allowing such accelerated vesting shall be null and void.

    Acceleration of the exercisability of options may have the effect of depressing the market price of the Company's Common Stock and denying stockholders a control premium that might otherwise be paid for their shares in such a transaction and may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

    Adjustments Upon Changes in Capitalization. If the number of shares of Common Stock outstanding is changed by a stock dividend, stock split, reverse stock split, recapitalization, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration or by certain types of acquisitions of the Company, the Compensation and Stock Option Committee will make appropriate adjustments in the aggregate number of securities subject to the 1994 Option Plan and the number of securities and the price per share subject to outstanding options. In the event of the proposed dissolution or liquidation of the Company, the Board of Directors must notify optionees at least 15 days before such proposed action. To the extent that options have not previously been exercised, such options will terminate immediately before consummation of such proposed action.

    Nontransferability. The rights of an optionee under the 1994 Option Plan are not assignable by such optionee, by operation of law or otherwise, except by will or the applicable laws of descent and distribution or in the event of an optionee's divorce or dissolution of marriage. Options granted under the 1994 Option Plan are exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

Federal Income Tax Information

    Incentive Stock Options. An optionee does not recognize income upon the grant of an ISO and incurs no tax on its exercise (unless the optionee is subject to the alternative minimum tax described below). If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares. If the optionee disposes of ISO Shares before the expiration of either required holding period (a "disqualifying disposition"), then gain realized upon such disqualifying disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such ISO Shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the length of time the optionee held the ISO Shares. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

    Alternative Minimum Tax. The difference between the exercise price and fair market value of the ISO Shares on the date of exercise of an ISO is an adjustment to income for purposes of the alternative minimum tax ("AMT"). The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is generally 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction in certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.

    Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time an NSO is granted. However, upon exercise of an NSO, the optionee must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise (or, in the case of exercise for stock subject to a substantial risk of forfeiture, at the time such forfeiture restriction lapses) and the amount paid for that stock upon exercise of the NSO. In the case of stock subject to a substantial risk of forfeiture, if the optionee makes an 83(b) election, the included amount must be based on the difference between the fair market value on the date of exercise and the option exercise price. The included amount must be treated as ordinary income by the optionee and will be subject to income tax withholding by the Company. Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss. The Company will be entitled to a deduction in connection with the exercise of an NSO by a domestic optionee to the extent that the optionee recognizes ordinary income and the Company withholds tax.

                  THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT
                     TO THE COMPANY'S 1994 STOCK OPTION PLAN

           PROPOSAL NO. 3 - AMENDMENT TO CERTIFICATE OF INCORPORATION

    On July 26, 2000, the Board of Directors approved an amendment to Article 4,
Section 4.1 of our Certificate of Incorporation to increase the authorized number of shares of Common Stock from 200,000,000 to 350,000,000 shares, subject to stockholder approval of the amendment. The text of Article 4, Section 4.1 as so amended is set forth in Appendix A hereto.

    Presently, the Company's capital stock consists of 200,000,000 shares of Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. As of July 26, 2000, 104,102,707 shares of Common Stock were issued and outstanding and 15,350,943 shares were reserved for issuance upon exercise of outstanding options, leaving the Company 80,546,350 shares of Common Stock available for issuance. There are no shares of Preferred Stock outstanding. The proposed increase in the number of shares of Common Stock will not change the number of shares of stock outstanding or the rights of the holders of such stock. Stockholders do not have preemptive rights to acquire the Common Stock authorized by this amendment.

    The proposed increase in the number of authorized shares of Common Stock from 200,000,000 to 350,000,000 would result in additional shares being available for issuance from time to time for corporate purposes (such as possible stock splits, stock dividends, acquisitions of companies or assets, sales of stock or securities convertible into stock, stock options or other employee benefit plans). The Company believes that the availability of the additional shares will provide it with the flexibility to meet business needs as they arise, to take advantage of favorable opportunities and to respond to a changing corporate environment. Although the Company believes it is in the best interests of the stockholders for the Company to have the flexibility to issue additional shares of Common Stock in any or all of the above circumstances, the issuance of additional shares of Common Stock could, in certain instances, discourage an attempt by another person or entity to acquire control of the Company. The issuance of additional Common Stock, whether or not in connection with a contest for control could dilute the voting power of each stockholder, and may dilute earnings and book value on a per share basis. The Company presently has no specific plans, arrangements or understandings with respect to the issuance of these additional shares, if authorized.

    If the stockholders approve the amendment, the Company will file a Certificate of Amendment of its Certificate of Incorporation with the Secretary of State of the State of Delaware.

         THE BOARD RECOMMENDS A VOTE FOR THE AMENDMENT TO THE COMPANY'S
                          CERTIFICATE OF INCORPORATION


                  PROPOSAL NO. 4 - RATIFICATION OF SELECTION OF
                             INDEPENDENT ACCOUNTANTS

    The Board of Directors has appointed PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending April 1, 2001, and the stockholders are being asked to ratify such selection. PricewaterhouseCoopers LLP has been engaged as the Company's independent accountants since 1993. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, and will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF SELECTION OF
       PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The  following  table sets forth certain  information,  as of July 26, 2000, with respect to the beneficial  ownership of the Company's  Common Stock by: (a)
each  director  and  nominee;  (b) each Named  Executive  Officer  (as set forth below); and (c) all current officers and directors as a group.

                                               SECURITY OWNERSHIP


                                                                   Shares                      Percentage of
Name and Address of Beneficial Owner                      Beneficially Owned(1)(2)         Beneficial Ownership
------------------------------------                      ------------------------         --------------------

5% Shareholders
J. & W. Seligman & Co. Incorporated                         5,473,140                              5.3%

Non-Employee Directors

Carl E. Berg(4)....................................         2,022,031                              1.9%
Federico Faggin(5).................................            52,000                               *
John C. Bolger(6)..................................            15,000                               *


Named Executive Officers
Jerry G. Taylor(7).................................           283,436                               *
Chuen-Der Lien(8)..................................           185,566                               *
Mike Hunter(9).....................................           114,624                               *
Alan Krock(10)......................................           44,565                               *
Bill Franciscovich (11)............................            35,486                               *

Leonard C. Perham(12)..............................           139,807                               *

All current Executive Officers
and Directors as a Group (11 persons)(13)(14)......         3,024,211                              2.9%

----------------------
*    Less than 1%.

(1) Unless otherwise indicated below, the Company believes that the persons named in the table have sole voting and sole investment power with respect to all shares of Common Stock shown in the table to be beneficially owned by them, subject to community property laws where applicable. Unless otherwise indicated below, the address of the named beneficial owner is that of the Company.

(2) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days upon the exercise of options. Each stockholder's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days of July 26, 2000, have been exercised.

(3) Represents shares beneficially owned by J.& W. Seligman & Co. Incorporated ("Seligman"), an institutional investment manager. This information is obtained from a form 13F dated June 30, 2000 and filed with the SEC on July 20, 2000 by Seligman. Seligman reported shared investment discretion and shared voting power over 5,473,140 shares. Seligman's principal business office is located at 100 Park Avenue, New York, New York 10017.

(4) Represents 2,002,031 shares beneficially owned by Mr. Berg and 20,000 shares subject to options exercisable within 60 day of July 26, 2000.

(5) Includes 52,000 shares subject to options exercisable within 60 days of July 26, 2000.

(6) Includes 15,000 shares subject to options exercisable within 60 days of July 26, 2000.

(7) Includes 283,436 shares subject to options exercisable within 60 days of July 26, 2000.

(8) Represents 7,574 shares beneficially owned by Mr. Lien, 2,700 shares held of record by Mr. Lien's son and 175,292 shares subject to options exercisable within 60 days of July 26, 2000.

(9) Represents 2,000 shares beneficially owned by Mr. Hunter and 112,624 shares subject to options exercisable within 60 days of July 26, 2000.

(10) Represents 1,864 shares beneficially owned by Mr. Krock and 42,701 shares subject to options exercisable within 60 days of July 26, 2000.

(11) Represents 5,247 shares beneficially owned by Mr. Franciscovich and 30,239 shares subject to options exercisable within 60 days of July 26, 2000.


                                       11





(12) Includes 139,807 shares subject to options exercisable within 60 days of July 26, 2000.

(13) Includes the shares described in notes 4-11, and an additional 19,776 shares and 251,727 shares subject to options exercisable within 60 days of July 26, 2000 held by executive officers not listed in the table.

(14) Excludes shares described in note 12 as Mr. Perham is no longer an executive officer of the Company.



                REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION

      The report of the Compensation and Stock Option Committee on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

      This report is provided by the Compensation and Stock Option Committee of the Board of Directors of Integrated Device Technology, Inc. to assist stockholders in understanding the objectives and procedures in establishing the compensation of the Company's Chief Executive Officer, Jerry G. Taylor, and other executive officers. During the Company's fiscal year ended April 2, 2000, the Company's compensation program was administered by the Compensation and Stock Option Committee of the Board of Directors. The role of the Compensation and Stock Option Committee was to review and approve salaries, cash bonuses and other compensation of the executive officers and to administer the Company's 1994 Stock Option Plan (the "1994 Option Plan") and 1997 Stock Option Plan (the "1997 Option Plan"), including review and approval of stock option grants under the 1994 Option Plan to the executive officers. Executive officers are not eligible for stock option grants under the 1997 Option Plan. The Compensation and Stock Option Committee consists solely of non-employee directors, Messrs. Bolger and Faggin.

Compensation Philosophy

      The Compensation and Stock Option Committee believes that the compensation of the Company's executive officers should be:

      o    competitive in the market place;

      o directly linked to the Company's profitability and to the value of the Company's Common Stock; and

      o sufficient to attract, retain and motivate well-qualified executives who will contribute to the long-term success of the Company.

      Each year, the Company's Human Resources Department develops executive compensation data from a nationally recognized survey ("Compensation Survey") for a group of similar size high technology companies and provides this data to the Compensation and Stock Option Committee. The factors used to determine the participants in the Compensation Survey include annual revenue, industry, growth rate and geography. The Company's executive level positions, including the Chief Executive Officer, were matched to comparable Compensation Survey positions and competitive market compensation levels to determine base salary, target incentives and target total cash compensation. Practices of such companies with respect to stock option grants are also reviewed and compared.

      In preparing the performance graph for this Proxy Statement, the Company used the S&P Electronics (Semiconductors) Index ("S&P Index") as its published line of business index. The companies in the Compensation Survey were substantially similar to the companies contained in the S&P Index. Approximately one-half of the companies included in the Compensation Survey group are included in the S&P Index. The remaining companies included in the Compensation Survey group were felt to be relevant by the Company's independent compensation consultants because they compete for executive talent with the Company notwithstanding that they are not included in the S&P Index. In addition, certain companies in the S&P Index were excluded from the Compensation Survey group because they were determined not to be competitive with the Company for executive talent, or because compensation information was not available.

    This competitive market data, along with the Company's general knowledge of compensation trends in the Compensation Survey group, is reviewed for each executive officer each year with the Chief Executive Officer and with the Compensation and Stock Option Committee. In addition, each executive officer's performance for the last fiscal year and objectives for the subsequent year are reviewed, together with the executive's responsibility level and the Company's fiscal performance versus objectives and potential performance targets for the subsequent year.

    Key Elements of Executive Compensation

    The Company's executive compensation program consists of a cash and an equity-based component. Base pay and, if warranted, an annual bonus and a semi-annual award under the Company's Profit Sharing Plan constitute the cash components. Grants of stock options under the Company's 1994 Option Plan comprise the equity-based component. The Vice President of Sales is also eligible to receive a commission-based bonus, which is paid quarterly.

    Cash Components. Cash compensation is designed to fluctuate with Company performance. In years that the Company exhibits superior financial performance, cash compensation is designed to be above average competitive levels; when financial performance is below goal, cash compensation is designed generally to be below average competitive levels. Essentially, this is achieved through the cash bonus and Profit Sharing Plan awards, which fluctuate generally with profitability.

    Base Pay: Base pay guidelines are established for executive officers after a review of Compensation Survey data referred to above, adjusted to reflect changes in compensation trends since the Compensation Survey was prepared.
Individual base pay within the guidelines is based on sustained individual performance toward achieving the Company's goals and objectives. Executive salaries are reviewed annually. Executive officer salaries increased by approximately  8.8% over  salaries  for fiscal  1999.

    Bonus Pay: The Company's bonus policy is to pay an annual cash bonus to certain executive officers and other key employees based on the operating income of the Company and the employee's individual performance. Payment of bonuses is usually made in the first quarter of each fiscal year for performance during the previous fiscal year. The amount of each bonus is determined by the Chief Executive Officer subject to the approval of the Compensation and Stock Option Committee. Pursuant to this policy, all of the Company's executive officers received a bonus for fiscal 2000. The aggregate amount of all bonuses paid for any single fiscal year may not exceed 6% of operating income for the year. In fiscal 2000, the Company provided for a total of $7.8 million in bonus pay.

    Profit Sharing Pay: Profit Sharing pay is comprised of two components: a cash payment made directly to eligible employees, and a cash contribution made directly to eligible employees' 401(k) Savings Plan accounts. During fiscal 2000, Profit Sharing pay was available to most employees who had at least six months of service with the Company. The Board of Directors determines the amount of annual Profit Sharing to be paid. In fiscal 2000, the Company provided for a total of $11.0 million in Profit Sharing pay, including the contribution of 1% of pre-tax profit into the employees' Section 401(k) Plan accounts. Profit Sharing payments and 401(k) Savings Plan contributions are made semi-annually. An employee's Profit Sharing payment is determined by taking that portion of total funds available for distribution equal to such employee's base pay divided by the aggregate base pay of all participating employees. An employee's Profit Sharing 401(k) Savings Plan contribution is determined on a per capita basis, with all participating employees eligible to receive the same amount.

    Equity-Based Component. Stock options are an essential element of the Company's executive compensation package. The Compensation and Stock Option Committee believes that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value. The actual value of such equity-based compensation depends entirely on appreciation of the Company's stock.

    During fiscal 2000, the Compensation and Stock Option Committee made stock option grants to certain executives including the Chief Executive Officer. See "Executive Compensation--Option Grants in Fiscal 2000." Stock options typically have been granted to executive officers when the executive first joins the
Company,   annually
thereafter, in connection with significant changes in responsibilities, and, occasionally, to achieve equity within a peer group. In some cases, stock options are awarded to provide incentives to certain employees to attain or help the Company attain specified goals. The number of shares subject to each stock option granted takes into account or is based on anticipated future contribution and ability to impact corporate and/or business unit results, past performance or consistency within the executive's peer group, prior option grants to the executive officer and the level of vested and unvested options. The purpose of these options is to provide greater incentive to those officers to continue their employment with the Company and to strive to increase the value of the Company's Common Stock following the date of grant. Except as otherwise provided by the Compensation and Stock Option Committee, these options generally vest as to 25% of the total shares one (1) to two (2) years after the date of grant and then monthly over the next three years.

Fiscal 2000 CEO Compensation

    In evaluating the compensation of Mr. Taylor, President and Chief Executive Officer of the Company, for services rendered in fiscal 2000, the Compensation and Stock Option Committee examined both quantitative and qualitative factors. In looking at quantitative factors, the Compensation and Stock Option Committee reviewed the Company's fiscal 2000 financial results and compared them with the Company's financial results in fiscal 1999 and with the companies in the Compensation Survey. The Compensation and Stock Option Committee reviewed the Company's net profit for fiscal 2000, the Company's increase in earnings per share in fiscal 2000, the Company's increase in revenues for fiscal 2000 and other factors. The Compensation and Stock Option Committee did not apply any specific quantitative formula which could assign weights to those performance measures or establish numerical targets for any given factor.

    Based on the foregoing, the factors considered in determining the sizes of the stock option awards discussed above and certain other incentives that the Compensation and Stock Option Committee wished to provide to Mr. Taylor, the Committee made the following determinations with respect to Mr. Taylor's compensation for fiscal 2000.

    In fiscal 2000, Mr. Taylor's base salary was increased to $316,964 (compared to $268,524 in fiscal 1999).

    In fiscal 2000, Mr. Taylor received bonuses totaling $522,000, payments totaling $25,591 under the Profit Sharing Plan and $823 in profit sharing under the Section 401(k) Plan.

    During fiscal 2000, Mr. Taylor was granted 450,000 new stock options.

Tax Deductibility of Executive Compensation

    Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), generally provides that publicly held corporations may not deduct in any taxable year certain compensation in excess of $1 million paid to the chief executive officer and the next five most highly compensated executive officers. The 1994 Option Plan and the Profit Sharing Plan are in compliance with Section 162(m) and the Company believes that its compensation programs will generally satisfy the requirements for deductibility of all cash and stock-related incentive compensation to be paid to the Company's executive officers under
Section 162(m). However, the Compensation and Stock Option Committee considers one of its primary responsibilities to be providing a compensation program that will attract, retain and reward executive talent necessary to maximize shareholder returns. Accordingly, the Compensation and Stock Option Committee believes that the Company's interests are best served in some circumstances to provide compensation (such as salary and perquisites) which might be subject to the tax deductibility limitation of Section 162(m).


                                      COMPENSATION AND STOCK OPTION COMMITTEE


                                      John C. Bolger       Federico Faggin

                             EXECUTIVE COMPENSATION

    The following table shows certain information concerning the compensation of each of the Company's Chief Executive Officer, the Company's four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal 2000, and Leonard C. Perham, the Company's former Chief Executive Officer, for services rendered in all capacities to the Company for the fiscal years ended 2000, 1999 and 1998 (together, the "Named Executive Officers"). This information includes the dollar values of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred. The Company does not grant stock appreciation rights and has no long-term compensation benefits other than stock options.

                                            Summary Compensation Table


                                                                                         Long-Term
                                                                                        Compensation
                                              Annual Compensation                          Awards
                              -----------------------------------------------------    ---------------
                                                                                           Shares
Name and                      Fiscal                                Other Annual         Underlying        All Other
Principal Position             Year    Salary($)    Bonus($)(1)  Compensation($)(2)      Options(#)    Compensation($)(3)
-------------------------     ------- ------------ ------------- ------------------    --------------- ------------------

Jerry G. Taylor                2000    $316,964     $547,591        $     --             450,000        $      823
President and Chief            1999     268,524          762           6,440             370,000 (4)            29
Executive Officer              1998     211,409       50,906          45,571              90,000                35


Chuen-Der Lien                 2000     238,355      340,072              --              30,000             2,323
Vice President, Chief          1999     217,260       19,601              --             231,543 (4)            29
Technical Officer              1998     213,860       23,885              --              30,000             4,035


Mike Hunter                    2000     236,271      252,972              --              94,000               823
Vice President,                1999     210,600          645              --             144,500 (4)            29
Manufacturing                  1998     172,822          677              --              18,500                35


Alan F. Krock                  2000     207,238      273,308              --             132,100             2,326
Vice President, Chief          1999     156,000       40,957              --             122,790 (4)            29
Financial Officer              1998     147,415       29,000              --             119,650                35


Bill Franciscovich             2000     203,264      156,396          85,595              65,000             6,823
Vice President, Sales          1999     180,000          541           4,000              95,000 (4)            29
                               1998     159,409       20,653          20,000              32,256                35


Leonard C. Perham (5)          2000     359,798      550,864              --             200,000             1,223
Former President and           1999     334,248        1,181              --             700,000 (4)         2,029
Chief Executive Officer        1998     339,393        1,506              --             300,000                35

---------------
(1) Amounts listed in this column for fiscal 2000, 1999 and 1998 include cash paid under the Company's Profit Sharing Plan, as follows: Mr. Taylor, $25,591, $762 and $906; Mr. Lien $19,142, $768 and $885; Mr. Hunter $18,972,
    $645 and $677; Mr. Krock $16,805, $522 and $572; Mr. Franciscovich  $16,396,
    $541 and $653;  and Mr. Perham  $28,864,  $1,181 and $1,506.   All remaining
    amounts in this column represent performance bonuses.

(2) The  amounts  reflected  for  Mr.  Taylor  represent  a  housing  relocation
    allowance.   The  amounts   reflected   for  Mr.   Franciscovich   represent
    commissions.

(3) Amounts listed in this column represent the Company's contributions to individual 401(k) accounts of the Named Executive Officers, tenure bonuses of $4,000 for Mr. Lien (1998) and $2,000 for Mr. Perham (1999), patent awards of $1,500 for Mr. Lien (2000) and $400 for Mr. Perham (2000), auto allowance of $6,000 for Mr. Franciscovich (2000), and frequent flyer buy-back of $1,503 for Mr. Krock (2000).

(4) Includes options for Common Stock granted prior to fiscal 1999 and repriced in fiscal 1999 as follows: Mr. Taylor 210,000 shares; Mr. Lien, 156,000 shares; Mr. Hunter, 111,000 shares; Mr. Krock, 99,900 shares; Mr. Franciscovich, 65,000 shares; and Mr. Perham, 700,000 shares.

(5) Mr. Perham retired as President in July 1999 and as Chief Executive Officer in December 1999.

                                       15


    The following table contains information concerning the grant of stock options under the Company's 1994 Option Plan to the Named Executive Officers during fiscal 2000. In addition, there are shown the hypothetical gains or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock appreciation of 5% and 10% from the date of grant over the full option term. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock. The hypothetical gains shown in this table are not intended to forecast possible future appreciation, if any, of the stock price.

                          Option Grants in Fiscal 2000


                               Individual Grants
--------------------------------------------------------------------------------
                                                                                        Potential Realizable Value
                             Number of    % of Total                                      At Assumed Annual Rates
                              Shares        Options                                     of Stock Price Appreciation
                            Underlying     Granted to       Exercise                         for Option Term(1)
                             Options       Employees         Price       Expiration        -----------------------
Name                        Granted(2)   In Fiscal 2000   ($/Share)(3)      Date              5%           10%
-----------------          -----------    ------------    ------------    ----------       ---------    ----------
Jerry G. Taylor              45,000           0.9%           $7.6250       6/24/06         $141,497       $330,435
                             45,000 (4)       0.9             9.0625       4/26/06          162,198        376,590
                            160,000           3.1            11.3437       7/13/06          738,884      1,721,914
                            200,000 (5)       3.9            24.3750      12/14/06        1,983,698      4,622,516

Chuen-Der Lien               30,000           0.6             7.6250       8/10/06           96,367        225,835

Mike Hunter                  34,000           0.7             7.6250       4/26/06          104,032        241,882
                             30,000           0.6             7.6250       1/15/07          103,307        244,982
                             30,000           0.6            24.3750       12/14/06         297,555        693,377

Alan F. Krock                34,600 (6)       0.7             7.6250       4/26/06          105,868        246,150
                             30,000           0.6             7.6250       2/12/07          104,552        248,459
                             27,500 (7)       0.5            12.0625       7/14/06          134,980        314,538
                             40,000           0.8            24.3750       12/14/06         396,740        924,503

Bill Franciscovich           15,000           0.3             7.6250       2/05/07           52,120        123,794
                             30,000 (8)       0.6            12.0625       7/14/06          147,251        343,133
                             20,000           0.4            24.3750       12/14/06         198,370        462,252

Leonard C. Perham           100,000 (9)       1.9             7.6250       4/26/06          305,977        711,417
                            100,000           1.9             7.6250       10/03/06         329,075        774,302

------------------
(1) In accordance with Securities and Exchange Commission (the "SEC") rules, these columns show gains that might exist for the respective options over the term of each option. This valuation model is hypothetical. If the stock price does not increase over the exercise price, compensation to the Named Executive Officer would be zero.

(2) Except as otherwise noted, the options shown in the table are non-qualified stock options that vest 25% approximately one (1) to two (2) years after the date of the grant, and thereafter in thirty six (36) monthly equal installments. The terms of the 1994 Option Plan provide that these options may become exercisable in full in the event of a change in control (as defined in the 1994 Option Plan).

(3) All stock options are granted at the fair market value on the date of grant. The exercise price and tax withholding obligations related to exercise may be paid by delivery of shares already owned and tax withholding obligations related to exercise may be paid by offset of the underlying shares, subject to certain conditions.

(4) Vests as follows: 10,000 vest on 4/26/00; 20,000 vest 1/24 per month for the 24 months ending 4/26/02; 15,000 vest 1/12 per month for the 12 months ending on 4/26/03.

(5)   Vests 1/24 per month for the 24 months ending on 12/14/01.

(6) Vests as follows: 15,000 vest 1/24 per month for the 24 months ending on 4/26/01; 12,100 vest 1/12 per month for the 12 months ending on 4/26/02; 7,500 vest 1/12 per month for the 12 months ending on 4/26/03.

(7) 100% of grant subject to accelerated vesting based on attainment of certain goals; vesting was accelerated for 100% of grant on 10/15/99.

(8) Vests as follows: 5,000 vest on 7/14/00; 10,000 vest 1/24 per month for the 24 months ending on 7/14/02; 10,000 vest 1/12 per month for the 12 months ending on 7/14/03; 5,000 vest 1/12 per month for the 12 months ending 7/14/04.

(9) 50% of grant subject to accelerated vesting on or after 4/26/00; vesting was accelerated for 50% of grant on 5/15/00.


    The following table shows the number of shares of Common Stock acquired by each of the Named Executive Officers upon the exercise of stock options during fiscal 2000, the net value realized upon exercise, the number of shares of Common Stock represented by outstanding stock options held by each of the Named
Executive Officers as of April 2, 2000, and the value of such options based on the last closing price of the Company's Common Stock at fiscal year-end
($39.6250).


  Aggregated Option Exercises in Fiscal 2000 and Fiscal Year-End Option Values

                                                              Number of Shares               Value of Unexercised
                                                            Underlying Unexercised           In-the-Money Options
                                                         Options at Fiscal Year End (#)    at Fiscal Year-End ($)(2)
                                                         ------------------------------    -------------------------
                                Shares
                             Acquired on     Valued
Name                         Exercise (#)   Realized(1)   Exercisable    Unexercisable    Exercisable   Unexercisable
----                         ------------   ---------     -----------    -------------    -----------   -------------
Jerry G. Taylor                100,000      $2,349,725     130,625         589,375       $3,823,517      $15,633,563

Chuen-Der Lien                  46,000       1,340,230     161,918         135,625        5,249,611        4,520,508

Mike Hunter                         --              --      84,853         153,647        2,758,489        4,445,354

Alan F. Krock                   75,000       1,751,382      20,055         159,835          606,422        4,473,363

Bill Franciscovich              20,001         429,691      31,214         113,786        1,016,186        3,209,205

Leonard C. Perham              700,000      20,591,423     329,807         570,000       10,718,728       18,425,000

--------------------
(1) "Value Realized" represents the aggregate sales price less the aggregate exercise price.

(2) These values, unlike the amounts set forth in the column entitled "Value Realized," have not been, and may never be, realized, and are based on the positive spread between the respective exercise prices of outstanding options and the closing price of the Company's Common Stock on March 31, 2000, the last day of trading for fiscal 2000.


                               EMPLOYMENT CONTRACT

         The Company has entered into Change of Control Agreements effective as of January 27, 2000 with each of Jerry Taylor, Alan Krock, Mike Hunter, Dave Cote, Jimmy Lee, Chris Schott, Chuen-Der Lien, Bill Franciscovich, Brian Boisseree, Michael Miller and Jerry Fielder. In the event of a termination of employment by any of these employees without cause within two years after a change of control of the Company, the agreements provide generally for lump sum severance payments of from twelve to twenty-four months monthly salary, as well as a prorated bonus payment and continued health benefits for the same period. The agreements also provide that, subject to pooling of interest accounting restrictions associated with the change of control, the vesting of outstanding option and restricted stock will become accelerated by two years upon a change of control. The agreements provide that benefits may be limited in the event their payment results in the imposition of excise taxes under the "golden parachute" provisions of Section 280G of the Code.


                      COMPENSATION COMMITTEE INTERLOCKS AND
                 INSIDER PARTICIPATION IN COMPENSATION DECISIONS

    The Company has a  Compensation  and Stock Option  Committee of the Board of
Directors, comprised of John C. Bolger and Federico Faggin, both of whom are outside directors. This Committee makes decisions regarding option grants to employees including executive officers. No interlocking relationship exists between the Board or the Compensation and Stock Option Committee and the board of directors or compensation committee of any other company, nor did any such interlocking relationship exist during fiscal 2000.

                                PERFORMANCE GRAPH

    The Performance Graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

    The Securities and Exchange Commission requires that the Company include in this Proxy Statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with (i) a broad equity market index and
(ii) an industry index or peer group. Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Electronics (Semiconductors) Index for a period of five fiscal years. The Company's fiscal year ends on a different day each year because the Company's year ends at midnight on the Sunday nearest to March 31 of each calendar year. However, for convenience, the amounts shown below are based on a March 31 fiscal year end. "Total return," for the purpose of this graph, assumes reinvestment of all dividends.


[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]



                                                                       Cumulative Total Return
                                             ---------------------------------------------------------------------------
                                                 3/95        3/96         3/97         3/98         3/99         3/00
Integrated Device Technology, Inc.                 100          61           54           76           29          214
S&P 500 Index                                      100         132          158          234          278          327
S&P Electronics (Semiconductor) Index              100         110          234          255          387          956

                              CERTAIN TRANSACTIONS

    During fiscal 1998, Carl Berg, a director of the Company, acted as an uncompensated agent on behalf of a subsidiary of the Company in acquiring parcels of land for future corporate development. In September 1999, that subsidiary of the Company sold the land at its acquisition price to Acquisition Technology, Inc., of which Mr. Berg is president.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the SEC and the Nasdaq National Market. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

    Based solely on the Company's review of the copies of such forms furnished to it and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met, with the exception of the following: Messrs. Berg and Carey filed a late Form 4, Mr. Carey filed an amended Form 4 and Messrs. Bolger, Cote and Lien filed a late Form 5.


          STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

    Proposals of stockholders that are intended to be presented by such stockholders at the Company's 2001 Annual Meeting must be received by the Company no later than April 2, 2001, as the Company expects to mail proxy statements for its 2001 Annual Meeting in July 2001.


                                  OTHER MATTERS

    The Company knows of no other matters to be submitted to the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                    By Order of the Board of Directors




                                    Jerry Fielder
                                    Secretary


Dated:  July 31, 2000
Santa Clara, California

                                   APPENDIX A

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                       INTEGRATED DEVICE TECHNOLOGY, INC.

                             Article 4, Section 4.1


         Section 4.1 This Corporation is authorized to issue two classes of shares designated "Common Stock" and "Preferred Stock." The total number of shares which the Corporation shall have authority to issue is Three Hundred Sixty Million (360,000,000), of which Three Hundred Fifty Million (350,000,000) shall be Common Stock with a par value of $.001 per share and Ten Million (10,000,000) shall be Preferred Stock with a par value of $.001 per share.

                                   APPENDIX B


                       INTEGRATED DEVICE TECHNOLOGY, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 22, 2000


The undersigned hereby appoints Jerry Taylor and Jerry Fielder, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Integrated Device Technology, Inc. (the "Company") to be held at the Santa Clara Marriott Hotel located at 2700 Mission College Boulevard, Santa Clara, California 95054 on September 22, 2000, at 9:30 a.m. PDT, and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

                                                            --------------------
                                                                 See Reverse
                                                                     Side
                                                            --------------------

                                                            [X]  Please mark
                                                                 your choices
                                                                 like this


---------------          -----------------
ACCOUNT NUMBER                COMMON


1. ELECTION OF CLASS 1 DIRECTOR                             FOR   WITHHELD
                                                            [ ]     [ ]
   Nominee: Jerry G. Taylor


2. APPROVAL OF AMENDMENT TO 1994                        FOR    AGAINST   ABSTAIN
   STOCK OPTION PLAN                                   [ ]      [ ]       [ ]


3. APPROVAL OF AMENDMENT TO CERTIFICATE                FOR    AGAINST   ABSTAIN
   OF INCORPORATION                                    [ ]      [ ]       [ ]


4. RATIFICATION OF SELECTION OF                        FOR    AGAINST   ABSTAIN
   PRICEWATERHOUSECOOPERS LLP AS THE                   [ ]      [ ]       [ ]
   COMPANY'S INDEPENDENT ACCOUNTANTS


The Board of Directors recommends a vote FOR the nominee for election and FOR Proposals 2, 3 and 4. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE COMPANY'S NOMINEE FOR ELECTION AND FOR PROPOSALS 2, 3 AND 4.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof to the extent authorized by Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Dated: ___________________________________________________________________2000
________________________________________________________________________________
________________________________________________________________________________

Signature(s)

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased stockholder should give their full title. Please date the proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                                                  SKU #IDT-PS-00